EXHIBIT 99.1

NEWS

2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255 Fax: (615) 297-6240

Investor Contact:	Jeff Heavrin
Senior Vice President and Chief Financial Officer Central Parking Corporation (615) 297-4255 jheavrin@parking.com
CENTRAL PARKING CORPORATION REPORTS FISCAL
2007 FIRST QUARTER RESULTS
NASHVILLE, Tenn. — (February 9, 2007) — Central Parking Corporation (NYSE:CPC) today announced that operating earnings before property-related gains for its first fiscal quarter ended December 31, 2006, increased to $15.4 million compared with $7.7 million earned in the first quarter of the previous fiscal year. Earnings from continuing operations, which include property-related gains for the first quarter of fiscal 2007, totaled $8.4 million compared with $16.4 million in the year-earlier period. Pre-tax property-related gains totaled $0.4 million in the first quarter of fiscal 2007 compared with $22.9 million in the first quarter of last year.
     Net earnings, which include property-related gains and discontinued operations for the first quarter of fiscal 2007, were $9.3 million, or $0.28 per diluted share, compared with $18 million, or $0.54 per diluted share, in the year earlier period. Total revenues for the first fiscal quarter were $281.7 million compared with $272.5 million in the first quarter of fiscal 2006. Excluding reimbursed management expenses, revenues in the first quarter of fiscal 2007 were $160.8 million compared with $160.0 million in the prior year period.
     “The on-going execution of our strategic plan continues to drive improvements in operating results,” said Emanuel J. Eads, President and Chief Executive Officer. “The first quarter of fiscal 2007 marks the fourth consecutive quarter we have recorded substantial, year-over-year gains in operating earnings. Same store sales increases of 5.8 percent and reduced costs improved margins in our leased and owned segment to 11.4 percent, compared with 8.7 percent in the first quarter of last year. Management contract margins improved to 62.0 percent compared with 61.3 percent in the first quarter of 2006 while general and administrative costs decreased by $3.3 million, or 15.7 percent.
     “We continue to make good progress in executing other aspects of our strategic plan as well. Our Operational Excellence initiative, which is focused on increasing profits at the location level, gained momentum during the quarter as we expanded the program to Los Angeles and Washington, D.C., and initiated a “jumpstart” program to introduce Operational Excellence concepts company-wide. Our efforts to capitalize on the burgeoning downtown residential market were rewarded with three new contracts: a long-term lease to operate a 360 space garage serving the Millennium Center in Chicago and management agreements to operate a 400 space garage at 1500 Locust in Philadelphia and a 388 space garage in Wilmington, Delaware.
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CPC Reports First Quarter 2007 Results

February 9, 2007

     “We also have had success across other market segments, as evidenced by the award of a multiple facility contract by Oregon Health & Science University in Portland, Oregon. This contract, which became effective October 1, includes a garage, two surface lots, two valet operations and a shuttle operation. We also continue to add profitable, new business in our international markets. The most significant recent example is the addition of a lease to operate a 900 space facility in Calgary, Alberta. Our focus on the high-end hospitality market continues to yield positive results as we signed leases to operate the Marriott San Diego and the Hyatt La Jolla. We also signed a contract to manage Phoenix Plaza, one of the largest office developments in Phoenix, Arizona,” Eads concluded.
     The Company has made the determination that due to the strategic review process it announced on November 28, 2006, it will not hold a conference call to discuss first quarter results.
     Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation-related services. As of December 31, 2006, the Company operated approximately 3,100 parking facilities containing approximately 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Colombia, Peru, Spain, Switzerland and Greece.
     This press release contains historical and forward-looking information. The words “potential,” promising,” “guidance,” “looking ahead,” “expectations,” “plan,” “assumptions,” “estimates,” “anticipates,” “goal,” “outlook,” “intend,” “continue to expect,” “should,” “believe,” “project,” “objective,” “outlook,” “forecast,” “will likely result,” or “will continue” and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company’s ability to achieve the goals described in this release and other communications, including but not limited to, the Company’s ability to implement its strategic plan, maintain reduced operating costs, reduce indebtedness and sell real estate at projected values as well as continued improvement in same store sales, which is dependent on improvements in general economic conditions and office occupancy rates; the loss or renewal on less favorable terms, of management contracts and leases; the timing of pre-opening, start-up and break-in costs of parking facilities; the Company’s ability to cover the fixed costs of its leased and owned facilities and its overall ability to maintain adequate liquidity through its cash resources and credit facilities; the Company’s ability to comply with the terms of the Company’s credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; acts of war or terrorism; changes in demand due to weather patterns and special events including sports events and strikes; higher premium and claims costs relating to the Company’s insurance programs, including medical, liability and workers’ compensation; the Company’s ability to renew and obtain performance and surety bonds on favorable terms; the impact of claims and litigation; and increased regulation or taxation of parking operations and real estate.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Additional information is provided in our Annual Report on Form 10-K for our fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission and in other filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.
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CPC Reports First Quarter 2007 Results

February 9, 2007
Central Parking Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
Amounts in thousands, except per share data

	Three months ended	Three months ended
	December 31,	December 31,
	2006	2005
Revenues:
Parking	$131,660	$132,147
Management contracts and other	29,119	27,886

	160,779	160,033
Reimbursement of management contract expenses	120,945	112,445

Total revenues	281,724	272,478
Costs and expenses:
Cost of parking	116,645	120,596
Cost of management contracts	11,069	10,804
General and administrative	17,639	20,922

	145,353	152,322
Reimbursed management contract expenses	120,945	112,445

Total costs and expenses	266,298	264,767
Property-related gains, net	402	22,914

Operating earnings	15,828	30,625
Other income (expenses):
Interest income	132	302
Interest expense	(2,877)	(3,945)
Loss on derivative instruments	(578)	(71)
Equity in partnership and joint venture income	366	421

Earnings from continuing operations before minority interest and income taxes	12,871	27,332
Minority interest	(204)	(355)

Earnings from continuing operations before income taxes	12,667	26,977
Income tax expense	(4,230)	(10,566)

Earnings from continuing operations	8,437	16,411

Discontinued operations, net of tax	828	1,544

Net earnings	$9,265	$17,955

Basic earnings per share:
Earnings from continuing operations	$0.26	$0.50
Discontinued operations, net of tax	0.03	0.05

Net earnings	$0.29	$0.55

Diluted earnings per share:
Earnings from continuing operations	$0.26	$0.50
Discontinued operations, net of tax	0.02	0.04

Net earnings	$0.28	$0.54

Weighted average shares used for basic per share data	32,141	32,908
Effect of dilutive common stock options	382	62

Weighted average shares used for dilutive per share data	32,523	32,970

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CPC Reports First Quarter 2007 Results

February 9, 2007
Central Parking Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
Amounts in thousands

	December 31,	September 30,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$42,848	$44,689
Management accounts receivable	50,221	47,747
Accounts receivable — other	15,567	13,406
Current portion of notes receivable	4,240	3,913
Prepaid expenses	14,756	12,306
Assets held for sale	420	6,682
Refundable income taxes	3,536	3,817
Deferred income taxes	10,788	10,003

Total current assets	142,376	142,563
Available for sale securities	4,933	4,909
Notes receivable, less current portion	9,607	10,569
Property, equipment and leasehold improvements, net	300,816	295,923
Contract and lease rights, net	70,011	71,995
Goodwill, net	232,056	232,056
Investment in and advances to partnerships and joint ventures	3,855	3,851
Other assets	25,385	26,504

Total Assets	$789,039	$788,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,217	$2,862
Trade accounts payable	85,605	88,672
Accrued payroll and related costs	12,324	16,095
Accrued expenses	32,949	33,937
Management accounts payable	24,041	26,450

Total current liabilities	157,136	168,016
Long-term debt and capital lease obligations, less current portion	89,505	87,625
Subordinated convertible debentures	78,085	78,085
Deferred rent	21,369	21,547
Deferred income taxes	6,952	6,184
Other liabilities	20,077	20,388

Total liabilities	373,124	381,845

Minority interest	367	297
Shareholders’ equity:
Common stock	322	322
Additional paid-in capital	180,661	180,091
Accumulated other comprehensive income, net	3,366	3,398
Retained earnings	231,904	223,122
Other	(705)	(705)

Total shareholders’ equity	415,548	406,228

Total Liabilities and Shareholders’ Equity	$789,039	$788,370

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CPC Reports First Quarter 2007 Results

February 9, 2007
Central Parking Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
Amounts in thousands

	Three months ended	Three months ended
	December 31,	December 31,
	2006	2005 (Revised) (a)
Cash flows from operating activities:
Net earnings	$9,265	$17,955
Earnings from discontinued operations	(828)	(1,544)

Earnings from continuing operations	8,437	16,411
Adjustments to reconcile earnings from continuing operations to net cash (used) provided by operating activities:
Depreciation and amortization	6,929	7,754
Equity in partnership and joint venture (income) loss	(366)	(421)
Distributions from partnerships and joint ventures	345	1,111
Property-related gains, net	(402)	(22,914)
Loss on derivative instruments	578	71
Stock-based compensation	180	111
Excess tax benefit related to stock option exercises	(72)	(44)
Deferred income taxes	(17)	(1,054)
Minority interest	204	355
Changes in operating assets and liabilities:
Management accounts receivable	(2,048)	2,440
Accounts receivable — other	(2,047)	(2,496)
Prepaid expenses	(2,392)	(3,830)
Other assets	(617)	1,652
Trade accounts payable, accrued expenses and other liabilities	(8,557)	1,874
Management accounts payable	(2,427)	(953)
Deferred rent	(178)	(339)
Refundable income taxes	280	—
Income taxes payable	37	(3,042)

Net cash used by operating activities — continuing operations	(2,133)	(3,314)
Net cash provided (used) by operating activities — discontinued operations	124	(95)

Net cash used by operating activities	(2,009)	(3,409)

Cash flows from investing activities:
Proceeds from disposition of property and equipment	3,048	39,070
Purchase of equipment and leasehold improvements	(3,303)	(3,890)
Other investing activities	662	46

Net cash provided by investing activities — continuing operations	407	35,226
Net cash provided by investing activities — discontinued operations	1,680	1,660

Net cash provided by investing activities	2,087	36,886

Cash flows from financing activities:
Dividends paid	(483)	(479)
Net borrowings under revolving credit agreement	—	49,438
Proceed from issuance of notes payable, net of issuance costs	244	433
Principal repayments on long-term debt and capital lease obligations	(1,890)	(360)
Payment to minority interest partners	(381)	(95)
Repurchase of common stock	—	(75,324)
Excess tax benefit related to stock option exercises	72	44
Proceeds from issuance of common stock and exercise of stock options	390	504

Net cash used by financing activities — continuing operations	(2,048)	(25,839)
Net cash used by financing activities — discontinued operations	—	—

Net cash used by financing activities	(2,048)	(25,839)

Foreign currency translation	129	(132)

Net (decrease) increase in cash and cash equivalents	(1,841)	7,506
Cash and cash equivalents at beginning of period	44,689	26,055

Cash and cash equivalents at end of period	$42,848	$33,561

(a)	The Company has disclosed in the consolidated statements of cash flows the operating, investing and financing portions of the cash flows attributable to its discontinued operations which prior periods were reported on a combined basis in a single amount. As a result, the December 2005 consolidated cash flow statement has been labeled as revised.

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CPC Reports First Quarter 2007 Results

February 9, 2007
Key Financial Metrics
(Includes continuing and discontinued operations)
(In thousands)

	Three months ended	Three months ended
	December 31,	December 31,
	2006	2005
Net earnings	$9,265	$17,955
Interest expense (includes loss on derivative instruments)	3,455	4,028
Income tax expense	4,251	11,276
Depreciation/amortization	6,391	7,130
Minority interest	204	355

EBITDA	$23,566	$40,744

In addition to disclosing financial results prepared in accordance with U.S. generally accepted accounting principles, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation/amortization and minority interest. The Securities and Exchange Commission (“SEC”) adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net earnings which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance which is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net earnings or any other GAAP measure. Because EBITDA is not calculated in the same manner by all companies, the Company’s definition of EBITDA may not be consistent with that of other companies.

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